EXHIBIT 11

Computation of Earnings per Share
(dollars in thousands, except shares and per share data)

                             For the Nine Months     For the Three Months
                              ended September 30      ended September 30

                               1996        1995        1996        1995
PRIMARY:

Average shares outstanding  3,684,104   3,684,104   3,684,104   3,684,104

Impact of Treasury Shares      19,506      16,408      22,835      16,016
                            ---------   ---------   ---------   ---------
Total                       3,664,598   3,667,696   3,661,269   3,668,088
                            =========   =========   =========   =========

Net Income                     $4,759     $ 3,605     $ 1,743     $ 1,201
                            =========   =========   =========   =========

Preferred Stock Dividends        $852          $0        $360          $0
                            =========   =========   =========   =========

Earnings Per Share
Applicable to Common Stock      $1.07        $.98        $.38        $.33
                            =========   =========   =========   =========